Exhibit 99.1

Investor Relations
ir@membershipcollectivegroup.com
Media and Press
press@membershipcollectivegroup.com

MEMBERSHIP COLLECTIVE GROUP APPOINTS

THOMAS ALLEN AS CHIEF FINANCIAL OFFICER

NEW YORK, NY, May 25, 2022: Membership Collective Group (NYSE: MCG) announced today the appointment of Thomas Allen into the role of Chief Financial Officer, effective June 23, 2022.

Allen joins MCG from his current role at Morgan Stanley as a Managing Director in equity research, where he has led US Gaming, Lodging, and Leisure sector research since 2013. He was ranked in the Top 3 in the Institutional Investor All Americas poll.

Nick Jones, Founder and CEO of MCG, said: “We have got to know Thomas over the last year following our IPO. His depth of understanding of our business and the opportunities ahead of it will be of great value as we continue to grow MCG as a global membership platform. We’re really excited that he will be joining the team.”

Thomas Allen commented: “I am very excited to be joining MCG in what I still see as the very early stages of its growth. MCG has such a strong global brand with Soho House, which is just at the beginning of capitalizing on the huge market opportunity ahead of it. The team’s experience of scaling a private membership club and expanding it into other attractive verticals has created an amazing platform for future growth, when appropriate.”

Allen’s role will lead all financial and investor relations functions for MCG, reporting into President Andrew Carnie.

Prior to his role at Morgan Stanley, Allen worked in Capital Markets at Bank of America.

-ENDS-

About Membership Collective Group Inc.

The Membership Collective Group Inc. (MCG) is a global membership platform of physical and digital spaces that connects a vibrant, diverse and global group of members. These members use the MCG platform to work, socialize, connect, create and flourish all over the world. We began with the opening of the first Soho House in 1995 and remain the only company to have scaled a private membership network with a global presence. Members around the world engage with MCG through our global collection of 36 Soho Houses, 9 Soho Works, The Ned in London, Scorpios Beach Club in Mykonos, Soho Home – our interiors and lifestyle retail brand – and our digital channels. The LINE and Saguaro hotels in North America also form part of MCG’s wider portfolio.

For more information, please visit www.membershipcollectivegroup.com

SOURCE STRING: Membership Collective Group (MCG)